Exhibit 99.1

Capital One Financial Corporation
Monthly Charge-off and Delinquency Statistics
As of and for the month ended February 28, 2011
(Dollars in millions)

Domestic Card Metrics (1)	February 2011
Net Principal Charge-Offs	$256
Average Loans Held for Investment	$51,928
Annualized Net Charge-Off Rate	5.91%
30+ Day Delinquencies	$1,971
Period-end Loans Held for Investment	$51,428
30+ Day Delinquency Rate	3.83%

International Card Metrics(1)
Net Principal Charge-Offs	$40
Average Loans Held for Investment	$8,772
Annualized Net Charge-Off Rate	5.42%
30+ Day Delinquencies	$520
Period-end Loans Held for Investment	$8,975
30+ Day Delinquency Rate	5.79%

Auto Finance Metrics(1)
Net Principal Charge-Offs	$30
Average Loans Held for Investment	$17,974
Annualized Net Charge-Off Rate	1.97%
30+ Day Delinquencies	$1,173
Period-end Loans Held for Investment	$18,030
30+ Day Delinquency Rate	6.51%

(1)
Period-end Loans Held for Investment and Average Loans Held for Investment include accrued finance charges and fees, net of the estimated uncollectible amount.  We recognize billed finance charges and fee income on open-ended loans in accordance with the contractual provisions of the credit arrangements and estimate the uncollectible amount on a quarterly basis. The estimated uncollectible amount of billed finance charges and fees is reflected as a reduction in revenue and is not included in our net charge-offs.